Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.


                                    FORM S-8

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933


                                 SOFTWORKS, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                        52-1092916
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

5845 Richmond Highway, Suite 400, Alexandria, Virginia       22303
(Address of principal executive offices)                   (Zip Code)

               SOFTWORKS, INC. 1999 STOCK OPTION PLAN, AS AMENDED
                            (Full Title of the Plan)

                            Judy G. Carter, President
                                 Softworks, Inc.
                              5845 Richmond Highway
                           Alexandria, Virginia 22303
                     (Name and address of agent for service)

                                 (703) 317-2424
          (Telephone number, including area code, of agent for service)

                                    copy to:
                            Nancy D. Lieberman, Esq.
                     Blau, Kramer, Wactlar & Lieberman, P.C.
                             100 Jericho Quadrangle
                             Jericho, New York 11753
                                 (516) 822-4820


                         CALCULATION OF REGISTRATION FEE

=========================================================================================================
    Title of Each                            Proposed Minimum     Proposed Maximum
 Class of Securities      Amount to be     Offering Price Per    Aggregate Offering        Amount of
  To be Registered         Registered          Security (1)            Price (1)        Registration Fee
---------------------------------------------------------------------------------------------------------
  Common Stock,
   par value $.10       1,500,000 shs.(2)          $9.6250           $14,437,500         $3,812
     per share
=========================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, based upon the last reported sales price of the Company's Common Stock on the Nasdaq Stock Market on December 27, 1999.
(2) The Registration Statement also covers an indeterminate number of additional shares of Common Stock which may become issuable pursuant to anti-dilution and adjustment provisions of the Plan.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.
        ---------------------------------------

Softworks hereby incorporates by reference into this Registration Statement the documents listed in (a) and (b) below:

     (a) Softworks Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

     (b) Softworks Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; and

     (c) The description of the class of securities to be offered which is contained in a registration statement filed under Section 12 of the Securities Exchange Act of 1934 (File No. 0-24719), including any amendment or report filed for the purpose of updating such description.

     All documents subsequently filed by Softworks pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.
        -------------------------

Not applicable.

Item 5. Interests of Named Experts and Counsel.
        --------------------------------------

Members of the law firm of Blau, Kramer, Wactlar & Lieberman, P.C. own an aggregate 35,000 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.
        -----------------------------------------

Softworks, a Delaware corporation, is empowered by Section 145 of the Delaware General Corporation Law (the "Delaware Act"), subject to the procedures and limitations stated therein, to indemnify certain parties. Section 145 of the Delaware Act provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. Section 145 provides further that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise.

Softworks' Certificate of Incorporation and By-laws contain provisions that limit the potential personal liability of directors for certain monetary damages and provide for indemnity of directors and other persons. Softworks also maintains officers and directors liability insurance. The policy coverage is $10 million, which includes reimbursement for costs and fees, with a maximum deductible for officers and directors of $200,000 for each securities-related claim and $75,000 for each non-securities- related claim. Softworks is unaware of any pending or threatened litigation against Softworks or its directors that would result in any liability for which such director would seek indemnification or similar protection.

The provisions affecting personal liability do not abrogate a director's fiduciary duty to Softworks and its stockholders, but eliminate personal liability for monetary damages for breach of that duty. The provisions do not, however, eliminate or limit the liability of a director for failing to act in good faith, for engaging in intentional misconduct or knowingly violating a law, for authorizing the illegal payment of a dividend or repurchase of stock, for obtaining an improper personal benefit, for breaching a director's duty of loyalty (which is generally described as the duty not to engage in any transaction that involves a conflict between the interests of Softworks and those of the director) or for violations of the federal securities laws. The provisions also limit or indemnify against liability resulting from grossly negligent decisions, including grossly negligent business decisions relating to
attempts   to  change   control   of   Softworks.

The provisions regarding indemnification provide, in essence, that Softworks will indemnify its directors against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding arising out of the director's status as a director of Softworks, including actions brought by or on behalf of Softworks (shareholder derivative actions). The provisions do not require a showing of good faith. Moreover, they do not provide indemnification for liability arising out of willful misconduct, fraud, or dishonesty, for "short-swing" profits violations under the federal securities laws, or for the receipt of illegal remuneration. The provisions also do not provide indemnification for any liability to the extent such liability is covered by insurance. One purpose of the provisions is to supplement the coverage provided by such insurance.

These provisions diminish the potential rights of action that might otherwise be available to stockholders by limiting the liability of officers and directors to the maximum extent allowable under Delaware law and by affording indemnification against most damages and settlement amounts paid by a director of Softworks in connection with any stockholders derivative action. However, the provisions do not have the effect of limiting the right of a stockholder to enjoin a director from taking actions in breach of the director's fiduciary duty, or to cause Softworks to rescind actions already taken, although as a practical matter courts may be unwilling to grant such equitable remedies in circumstances in which such actions have already been taken.

Softworks has entered into indemnification agreements with certain of its officers. The indemnification agreements provide for reimbursement for all direct and indirect costs of any type or nature whatsoever (including attorneys' fees and related disbursements) actually and reasonably incurred in connection with either the investigation, defense or appeal of a legal proceeding, including amounts paid in settlement by or on behalf of an indemnitee thereunder.

Item 7. Exemption from Registration Claimed.
        -----------------------------------

Not applicable.

Item 8. Exhibits.
        --------

     4.1  1999 Stock Option Plan, as amended
     5    Opinion and consent of Blau, Kramer, Wactlar & Lieberman, P.C.
     23.1 Consent of Blau, Kramer, Wactlar & Lieberman, P.C. - included in their opinion filed as Exhibit 5.
     23.2 Consent of Arthur Andersen LLP
     24   Powers of Attorney.

Item 9. Undertakings.
        ------------

 (a) The undersigned hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Alexandria, Virginia on the 27th day of December, 1999.

                              SOFTWORKS, INC.


                              By: /s/ J. G. Carter
                                ----------------------------------
                                Judy G. Carter,
                                President and Director (Chief Executive Officer)

                       POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on December 27, 1999 by the following persons in the capacities indicated. Each person whose signature appears below constitutes and appoints Judy G. Carter and Robert McLaughlin, and each of them acting individually, with full power of substitution, our true and lawful attorneys-in-fact and agents to do any and all acts and things in our name and on our behalf in our capacities indicated below which they or either of them may deem necessary or advisable to enable Softworks, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities stated below, any and all amendments (including post-effective amendments) thereto, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in such connection, as fully to all intents and purposes as we might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

          Signature                     Title
          ---------                     -----

-------------------            Chairman of the Board and Director
James A. Cannavino


/s/ J.G. Carter                President, Chief Executive Officer and a Director
Judy G. Carter


/s/ C.R. Kinsey                Vice President and Secretary
C. R. Kinsey, III


/s/ R.C. McLaughlin            Treasurer and Chief Financial Officer
Robert C. McLaughlin


/s/ Charles Feld               Director
Charles Feld


/s/ Dennis Murray              Director
Dennis Murray


-------------------            Director
Bernard Puckett

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                 SOFTWORKS, INC.




                         Form S-8 Registration Statement




                           E X H I B I T    I N D E X




                                                         Page No. in Sequential
Exhibit                                                  Numbering of all Pages,
Number        Exhibit Description                        including Exhibit Pages
-------       -------------------                        -----------------------

4.1    1999 Stock Option Plan, as amended. . . . . . .

5      Opinion and Consent of Counsel. . . . . . . . .

23.1   Consent of Counsel. . . . . . . . . . . . . . .        See Exhibit 5

23.2   Consent of Arthur Andersen LLP. . . . . . . . .

24     Powers of Attorney. . . . . . . . . . . . . . .      See signature page